Joint Filing Agreement

     In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to the joint filing on behalf of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock, par value $0.00001 per share, of Lake Victoria Mining Company, Inc., a Nevada corporation, and that this agreement may be included as an exhibit to such joint filing.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of May 17, 2012.

/s/ David Kalenuik
David Kalenuik

/s/ Heidi Kalenuik
Heidi Kalenuik